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                                                                   EXHIBIT 11.

                             CASCADE CORPORATION

                      COMPUTATION OF EARNINGS PER SHARE

                     (In thousands except per share data)
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                                                              QUARTER ENDED APRIL 30
                                      --------------------------------------------------------------------------
                                                       1998                             1997
                                      ------------------------------------   -----------------------------------
                                                                 PER SHARE                             PER SHARE
                                       INCOME        SHARES        AMOUNT      INCOME      SHARES       AMOUNT
                                       ------        ------      ---------     ------      ------      ---------
                                     (Numerator) (Denominator)              (Numerator) (Denominator)
Net income........................      6,815                                   2,900

Less:  preferred stock dividend...       (143)                                   (143)
                                       ------                                  ------
BASIC EPS
Income available to
  common shareholders.............      6,672      11,862          $ 0.56       2,757      11,892        $ 0.23
                                                                   ------                                ------
                                                                   ------                                ------
Effect of dilutive securities
Manditorily redeemable convertible
  preferred stock.................        110       1,100                         110         630

Exchangeable preferred stock......         33         328                          33         330

Incentive stock options...........        --            8                         --         --
                                       ------      ------                      ------      ------

DILUTED EPS
Income available to common
  shareholder plus assumed
  conversions.....................     $6,815      13,298          $ 0.51      $2,900      12,852        $ 0.23
                                       ------      ------          ------      ------      ------        ------
                                       ------      ------          ------      ------      ------        ------
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